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Exhibit 10.32

September 4, 2007

William A. Tomeo

Dear Bill:

        We are very pleased to extend an offer to you to join Veeco Instruments Inc. ("Veeco" or the "Company") as Executive Vice President, Worldwide Sales and Service, reporting to John Peeler, Chief Executive Officer. In this capacity, you will be responsible for the worldwide bookings and revenue plan for all Veeco products and services.

        The elements of our offer are as follows:

  •
  Your bi-weekly base salary will be $13,461.54, which equates to an annual salary of $350,000.

  •
  You will participate in a performance-based annual management bonus plan. Your target bonus will be 37% of your base earnings for the plan year (January 1 through December 31). Amounts payable under the plan will be pro-rated to reflect your actual start date for your first year of service.

  •
  You will also participate in a sales incentive plan, with an annualized target opportunity of $135,000, the details of which will be provided under separate cover. Amounts payable under the plan will be pro-rated to reflect your actual start date for your first year of service.

  •
  You will be granted, under the Veeco 2000 Stock Incentive Plan, effective upon your first day of employment (the "Grant Date"):

  •
  A restricted stock award in the amount of 30,000 shares of Veeco Common Stock. The restrictions on these shares will lapse with respect to one third of the total award on each of the first three anniversaries of the Grant Date.

  •
  A stock option award to purchase 40,000 shares of Veeco Common Stock. One third of these options shall become exercisable on each of the first three anniversaries of the Grant Date.

  •
  In 2008, subject to your continued employment, you will be granted, on the same date as annual awards are generally made to other employees ("2008 Grant Date"):

  •
  A restricted stock award in the amount of 15,000 shares of Veeco Common Stock. The restrictions on these shares will lapse with respect to one third of the total award on each of the first three anniversaries of the 2008 Grant Date.

  •
  A stock option award to purchase 15,000 shares of Veeco Common Stock. One third of these options shall become exercisable on each of the first three anniversaries of the 2008 Grant Date.

  •
  You will participate in a cash-based, long-term incentive plan. Your target bonus for this plan will be 40% of your annual base salary, adjusted for partial service in your first year of employment. Awards payable under this plan will be earned over a three-year period based on the achievement of performance metrics.

  •
  You will receive a monthly car allowance of $700 and you will accrue vacation at the rate of three weeks per year.

  •
  You will receive a sign-on bonus in the gross amount of $200,000, payable in the first regular payroll following thirty (30) days after your start date. If your employment is terminated by the Company for Cause or by you without Good Reason (as each of those terms are defined in Annex A, attached hereto) prior to the second anniversary of your start date, you agree to reimburse the Company for the full amount of the sign-on bonus.

  •
  In connection with your employment, Veeco will provide you with the separation benefits described in Annex A, attached hereto. These include, among other things, the following benefits upon your termination without Cause or resignation with Good Reason:

  •
  A one (1) year salary continuation severance benefit;

  •
  Company-subsidized continuation of health insurance benefits under COBRA for up to one (1) year; and

  •
  Extended stock option exercise rights for the duration of the severance period, not to exceed the expiration date of the option.

    Receipt of these benefits would be conditioned on your execution of a waiver and release, in a form satisfactory to Veeco, at the time of termination, which would contain non-competition, non-solicitation and similar provisions.

        Our offer of employment is contingent upon completing certain background, credit, drug screening and citizenship verifications. As with all of our employees, your employment is "at will" and may be terminated at any time by you or Veeco. The benefits described above are subject to your continued employment with Veeco and to required federal, state and local withholding, as appropriate.

        This letter constitutes all the terms of our offer of employment and supersedes all previous communication. This offer will expire on September 10, 2007.

        Bill, we are very impressed with your potential for success and we look forward to having you join the Veeco team at a most exciting time in the history of the Company.

Sincerely,

/s/ ROBERT W. BRADSHAW
Robert W. Bradshaw Sr. Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ WILLIAM A. TOMEO William A. Tomeo	Proposed Start Date

Attachment: Annex A—Separation Benefits (2 pages)

Annex A

Separation Benefits

        In the event you are terminated without "Cause" or you resign for "Good Reason" (each as defined below), the following would apply:

    a)
    Veeco will pay you 12 months severance in the form of a salary continuation benefit based on your annual base salary in effect immediately prior to such termination (but without regard to any salary reduction program then in place), less applicable deductions.

    b)
    If you are enrolled in Veeco's medical, dental and/or vision plans, and you elect to continue coverage thereunder in accordance with the continuation of benefits requirements of COBRA, your contribution amount for the period during which you are receiving salary continuation benefits will be the normal employee contribution rate. You agree to notify Veeco if you become eligible for coverage under another group health insurance plan, whereupon Veeco's obligation to pay for a portion of such coverage shall cease.

    c)
    Any options to purchase shares of Veeco common stock granted to you on or after the date hereof ("Options") which are held by you as of the date of such termination shall remain exercisable until the earlier of (x) 12 months following the date of such termination and (y) the expiration of the original term of such Options.

    d)
    In addition, if such termination or resignation occurs within 12 months following a "Change of Control" (as defined below), any Options which are held by you as of the date of such termination that were not vested as of such date shall become immediately and fully vested as of such date.

        Receipt of the benefits described above is conditioned upon your execution (without revocation) of a general release of claims in a form satisfactory to Veeco, including non-competition and non-solicitation provisions for the duration of the period during which salary continuation benefits are payable as described above.

Additional Provisions

        The Separation Benefits described herein do not alter the "at-will" nature of your employment with Veeco. This means that your employment may be terminated by you or by Veeco at any time, with or without cause. As described above, however, you may be entitled to severance benefits depending upon the circumstances of the termination of employment.

As used above, the following definitions shall apply:

        "Cause" shall mean (i) your willful and substantial misconduct, (ii) your repeated, after written notice, neglect of duties or failure to perform your assigned duties, (iii) your commission of any material fraudulent act with respect to Veeco or its business, or (iv) your conviction of (or plea of no contest to) a crime constituting a felony.

        "Change of Control" shall mean: (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of Veeco's outstanding voting securities, or (b) the approval by Veeco's stockholders of one of the following:

  (i)
  Any merger or statutory plan of exchange ("Merger") in which Veeco would not be the surviving corporation or pursuant to which Veeco's voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of Veeco's voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger;

  (ii)
  Any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or

  (iii)
  Any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Veeco's assets or the adoption of any plan or proposal for Veeco's liquidation or dissolution.

        "Good Reason" shall mean a reduction of your base salary, other than as part of a salary reduction program affecting management employees generally.

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  Exhibit 10.32
  Annex A
Separation Benefits
Additional Provisions